Term Sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011

underlying supplement no. 1-I dated November 14, 2011 and

product supplement no. 20-I dated January 5, 2012

Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated May 2, 2014; Rule 433

$ Auto Callable Contingent Interest Notes Linked to the iShares® NASDAQ Biotechnology ETF due May 15, 2015

General

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The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the iShares® NASDAQ Biotechnology ETF (the “Fund”) is greater than or equal to 70% of the Initial Share Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

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Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

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The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price. The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is August 12, 2014.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing May 15, 2015†
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Fund:	The iShares® NASDAQ Biotechnology ETF (Bloomberg ticker: IBB)
Contingent Interest Payments:

If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $18.125* and $23.125* (equivalent to an interest rate of between 7.25%* and 9.25%* per annum, payable at a rate of between 1.8125%* and 2.3125%* per quarter).

If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	An amount that represents 70% of the Initial Share Price (subject to adjustments)
Contingent Interest Rate:

Between 7.25%* and 9.25%* per annum, payable at a rate of between 1.8125%* and 2.3125%* per quarter, if applicable

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum or greater than 9.25% per annum.

Automatic Call:	If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called and (i) the Final Share Price is greater than or equal to the Initial Share Price or (ii) a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been automatically called and (i) the Final Share Price is less than the Initial Share Price and (ii) a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Initial Share Price, subject to any Contingent Interest Payment payable at maturity. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

If the notes have not been automatically called and (i) the Final Share Price is less than the Initial Share Price and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

Trigger Event:	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Trigger Level
Monitoring Period	The period from, but excluding, the Pricing Date, to, and including, the final Review Date
Fund Return:	(Final Share Price – Initial Share Price) Initial Share Price
Initial Share Price:	The closing price of one share of the Fund on the Pricing Date, divided by the Share Adjustment Factor
Final Share Price:	The closing price of one share of the Fund on the final Review Date
Share Adjustment Factor:	Set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Pricing Date:	On or about May 12, 2014
Original Issue Date (Settlement Date):	On or about May 15, 2014
Review Dates†:	August 12, 2014, November 12, 2014, February 12, 2015 and May 12, 2015 (the “final Review Date”)
Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Interest Payment Dates will be August 15, 2014, November 17, 2014, February 18, 2015 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	May 15, 2015
CUSIP:	48127DHB7
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $956.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

May 2, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 20-I dated January 5, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of between $18.125* and $23.125* per $1,000 principal amount note (equivalent to an interest rate of between 7.25%* and 9.25%* per annum, payable at a rate of between 1.8125%* and 2.3125%* per quarter). If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*	The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum or greater than 9.25% per annum.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if (i) the Final Share Price is greater than or equal to the Initial Share Price or (ii) a Trigger Event has not occurred. However, if the notes have not been automatically called and (i) the Final Share Price is less than the Initial Share Price and (ii) a Trigger Event has occurred, you will lose some or all of your principal amount at maturity.

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RETURN LINKED TO THE iSHARES® NASDAQ BIOTECHNOLOGY ETF — The iShares® Nasdaq Biotechnology ETF is an exchange-traded fund that trades on The NASDAQ Stock Market, which we refer to as NASDAQ, under the ticker symbol “IBB.” The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index®. We refer to the NASDAQ Biotechnology Index® as the Underlying Index with respect to the Fund. The iShares® Nasdaq Biotechnology ETF seeks to track the investment results of the Underlying Index before fees and expenses of the iShares® Nasdaq Biotechnology ETF. The NASDAQ Biotechnology Index® is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. For additional information about the Fund, see the information set forth in Annex A below.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund, the Underlying Index or any of the component securities of the Fund or the Underlying Index. These risks are

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the iShares® NASDAQ Biotechnology ETF	TS-2

explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and (i) the Final Share Price is less than the Initial Share Price and (ii) a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Share Price is less than the Initial Share Price. Accordingly, under these circumstances, you will lose some or all of your principal amount at maturity.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Fund. If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Fund on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Fund on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE FUND — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the Fund, which may be significant. You will not participate in any appreciation in the price of the Fund. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Fund during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Fund. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will lose 1% of the principal amount of your principal amount for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the Fund subsequently recovers such that the closing price of one share of the Fund is greater than or equal to its Trigger Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus any Contingent Interest Payment at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the iShares® NASDAQ Biotechnology ETF	TS-3

the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, the projected hedging profits, if any, estimated hedging costs and the closing price of one share of the Fund, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility of the Fund;
—	the time to maturity of the notes;
—	whether the closing price of one share of the Fund has been, or is expected to be, less than the Interest Barrier on any Review Date and whether a Trigger Event has occurred or is expected to occur;
—	the likelihood of an automatic call being triggered;
—	the dividend rates on the Fund and the equity securities held by the Fund;
—	interest and yield rates in the market generally;
—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor, and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or securities held by the Fund or including in the Underlying Index would have.

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VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the closing price of one share of the Fund could be less than the Interest Barrier on a Review Date and/or that a Trigger Event could occur. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on The NASDAQ Stock Market and a number of similar products have been traded on The NASDAQ Stock Market and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. The performance of the Fund will also reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on The NASDAQ Stock Market and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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RISKS ASSOCIATED WITH THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES — All or substantially all of the equity securities held by the Fund are issued by biotechnology or pharmaceutical companies. Because the value of the securities is linked to the performance of the Fund, an investment in these securities will be concentrated in the biotechnology and pharmaceutical industries. Competitive pressures may have a significant effect on the financial condition of companies in these industries. Companies in these industries may be subject to greater governmental regulation than those in other industries and changes in governmental policies and the need for regulatory approvals may affect the profitability and success of these companies. Further, products developed by companies in these industries are highly sensitive to the risk of obsolescence due to new technologies or industry innovation and are heavily dependent on patents and intellectual property rights. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single negative economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of industries.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

—

THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

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What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?

If the notes have not been automatically called and the closing price of one share of the Fund on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to between $18.125 and $23.125 (equivalent to an interest rate of between 7.25% and 9.25% per annum, payable at a rate of between 1.8125% and 2.3125% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum or greater than 9.25% per annum. If the closing price of one share of the Fund on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Fund is less than the Interest Barrier as a “No-Coupon Date.” The following table assumes a Contingent Interest Rate of 7.25% per annum and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$72.500
1 No-Coupon Date	$54.375
2 No-Coupon Dates	$36.250
3 No-Coupon Dates	$18.125
4 No-Coupon Dates	$0.000

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes an Initial Share Price of $230, an Interest Barrier and a Trigger Level of $161.00 (equal to 70% of the hypothetical Initial Share Price) and a Contingent Interest Rate of 7.25% per annum (payable at a rate of 1.8125% per quarter). The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.25% per annum or greater than 9.25% per annum. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price	Fund Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Fund Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)(3)	Payment at Maturity If a Trigger Event Has Occurred (2)(3)
$414.000	80.00%	$1,018.125	80.00%	$1,018.125	$1,018.125
$391.000	70.00%	$1,018.125	70.00%	$1,018.125	$1,018.125
$368.000	60.00%	$1,018.125	60.00%	$1,018.125	$1,018.125
$345.000	50.00%	$1,018.125	50.00%	$1,018.125	$1,018.125
$322.000	40.00%	$1,018.125	40.00%	$1,018.125	$1,018.125
$299.000	30.00%	$1,018.125	30.00%	$1,018.125	$1,018.125
$276.000	20.00%	$1,018.125	20.00%	$1,018.125	$1,018.125
$264.500	15.00%	$1,018.125	15.00%	$1,018.125	$1,018.125
$253.000	10.00%	$1,018.125	10.00%	$1,018.125	$1,018.125
$241.500	5.00%	$1,018.125	5.00%	$1,018.125	$1,018.125
$230.000	0.00%	$1,018.125	0.00%	$1,018.125	$1,018.125
$218.500	-5.00%	$18.125	-5.00%	$1,018.125	$970.00
$207.000	-10.00%	$18.125	-10.00%	$1,018.125	$920.00
$184.000	-20.00%	$18.125	-20.00%	$1,018.125	$820.00
$161.000	-30.00%	$18.125	-30.00%	$1,018.125	$720.00
$160.977	-30.01%	N/A	-30.01%	N/A	$699.90
$149.500	-35.00%	N/A	-35.00%	N/A	$650.00
$138.000	-40.00%	N/A	-40.00%	N/A	$600.00
$115.000	-50.00%	N/A	-50.00%	N/A	$500.00
$92.000	-60.00%	N/A	-60.00%	N/A	$400.00
$69.000	-70.00%	N/A	-70.00%	N/A	$300.00
$46.000	-80.00%	N/A	-80.00%	N/A	$200.00
$23.000	-90.00%	N/A	-90.00%	N/A	$100.00
$0.000	-100.00%	N/A	-100.00%	N/A	$0.00

(1)	The notes will be automatically called if the closing price of one share of the Fund on any Review Date (other than the final Review Date) is greater than or equal to the Initial Share Price.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Fund on that Review Date is greater than or equal to the Interest Barrier.
(3)	A Trigger Event occurs if, on any day during the Monitoring Period, the closing price of one share of the Fund is less than the Trigger Level.

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Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The closing price of one share of the Fund increases from the Initial Share Price of $230 to a closing price of $276 on the first Review Date. Because the closing price of one share of the Fund on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Fund on the first Review Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,018.125 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: Contingent Interest Payments are paid in connection with one of the Review Dates preceding the third Review Date, the closing price of one share of the Fund is less than the Initial Share Price of $230 on each of the Review Dates preceding the third Review Date and the closing price of one share of the Fund increases from the Initial Share Price of $230 to a closing price of $276 on the third Review Date. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with one of the Review Dates preceding the third Review Date, but the notes are not automatically called on any of the Review Dates preceding the third Review Date because the closing price of one share of the Fund is less than the Initial Share Price on each of the Review Dates preceding the third Review Date. Because the closing price of one share of the Fund on the third Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing price of one share of the Fund on the third Review Date is greater than the Initial Share Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,018.125 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,036.25 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Fund increases from the Initial Share Price of $230 to a Final Share Price of $276. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity and the Final Share Price is greater than the Interest Barrier and the Initial Share Price, regardless of whether a Trigger Event has occurred, the investor receives at maturity a payment of $1,018.125 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,072.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Fund decreases from the Initial Share Price of $230 to a Final Share Price of $184. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Share Price is greater than the Interest Barrier but is less than the Initial Share Price, the investor receives at maturity a payment of $818.125 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $18.125 per $1,000 principal amount note and repayment of a portion of the principal equal to $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -20%) = $800

The total amount paid on the notes over the term of the notes is $854.375 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Fund decreases from the Initial Share Price of $230 to a Final Share Price of $92. The investor receives a payment of $18.125 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Final Share Price is less than the Interest Barrier and the Initial Share Price, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the notes over the term of the notes is $454.375 per $1,000 principal amount note.

Example 6: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the closing price of one share of the Fund decreases from the Initial Share Price of $230 to a Final Share Price of $69. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Final Share Price is less than the Interest Barrier and the Initial Share Price, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

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Historical Information

The following graph sets forth the historical performance of the iShares® NASDAQ Biotechnology ETF based on the weekly historical closing prices of one share of the Fund from January 2, 2009 through April 25, 2014. The closing price of one share of the Fund on May 1, 2014 was $232.50. We obtained the closing prices of one share of the Fund below from Bloomberg Financial Markets, without independent verification.

The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Pricing Date, any Review Date, including the final Review Date, or any day during the Monitoring Period. We cannot give you assurance that the performance of the Fund will result in the return of any of your principal or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unafiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the

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stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amounts Payable on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the iShares® NASDAQ Biotechnology ETF” and Annex A in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-40 of the accompanying product supplement no. 20-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

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Annex A

The iShares® NASDAQ BIOTECHNOLOGY ETF

We have derived all information contained in this term sheet regarding the iShares® Nasdaq Biotechnology ETF (the “Biotechnology Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by iShares® Trust, BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The Biotechnology Fund is an investment portfolio maintained and managed by iShares® Trust. BFA is currently the investment adviser to the Biotechnology Fund. The Biotechnology Fund is an exchange-traded fund (“ETF”) that trades on The NASDAQ Stock Market (“NASDAQ”) under the ticker symbol “IBB.”

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares® Trust, BFA, and the Biotechnology Fund, please see the Biotechnology Fund’s prospectus. In addition, information about iShares® Trust and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet.

Investment Objective and Strategy

The Biotechnology Fund seeks to track the investment results of an index composed of biotechnology and pharmaceutical equities listed on NASDAQ, which is currently the NASDAQ Biotechnology Index® (the “Biotechnology Index”). The Biotechnology Fund seeks to track the investment results of the Biotechnology Index before fees and expenses of the Biotechnology Fund. The Biotechnology Index is designed to track the performance of a set of securities listed on NASDAQ that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. For more information about the Biotechnology Index, please see “— The NASDAQ Biotechnology Index®” below.

BFA uses a “passive” or indexing approach to try to achieve the investment objective of the Biotechnology Fund. The Biotechnology Fund does not try to “beat” the index it tracks and does not seek temporary defensive positions when markets decline or appear overvalued.

The Biotechnology Fund generally invests at least 90% of its assets in the securities of the Biotechnology Index or in depositary receipts representing securities of the Biotechnology Index. The Biotechnology Fund may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the Biotechnology Index, but which BFA believes will help the Biotechnology Fund track the Biotechnology Index.

Representative Sampling

BFA uses a representative sampling indexing strategy to manage the Biotechnology Index. “Representative sampling” is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Biotechnology Index. The Biotechnology Fund may or may not hold all of the securities in the Biotechnology Index.

Correlation

The Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio. The performance of the Biotechnology Fund and the Biotechnology Index may vary due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Biotechnology Fund’s portfolio and the Biotechnology Index resulting from legal restrictions (such as diversification requirements) that apply to the Biotechnology Fund but not to the Biotechnology Index or the use of representative sampling. “Tracking error” is the divergence of the performance (return) of the Biotechnology Fund’s portfolio and that of the Biotechnology Index. BFA expects that, over time, the Biotechnology Fund’s tracking error will not exceed 5%. Because the Biotechnology Fund uses a representative sampling indexing strategy, it can be expected to have a larger tracking error than if it used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The Biotechnology Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Biotechnology Index is concentrated. For

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purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

The holding information for the Biotechnology Fund is updated on a daily basis. As of April 30, 2014, 99.99% of the Biotechnology Fund’s holdings consisted of stock and 0.03 % consisted of cash. The following tables summarize the Biotechnology Fund’s top holdings in individual securities and by sector as of that date.

Top holdings in individual securities as of April 30, 2014

Company	Percentage of Total Holdings
Gilead Sciences, Inc.	8.72%

Celgene Corporation	8.41%

Amgen Inc.	8.29%

Biogen Idec Inc.	7.75%

Alexion Pharmaceuticals, Inc.	7.24%

Mylan Inc.	4.20%

Regeneron Pharmaceuticals Inc.	4.11%

Vertex Pharmaceuticals Inc.	3.85%

Illumina, Inc.	3.64%

Biomarin Pharmaceutical Inc.	2.07%

Top holdings by sector as of April 30, 2014

Sector	Percentage of Total Holdings
Biotechnology	77.61%

Pharmaceuticals	22.37%

S-T Securities	0.03%

The information above was compiled from the iShares® website, without independent verification. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this term sheet or the relevant terms supplement.

The NASDAQ Biotechnology Index®

We have derived all information contained in this term sheet regarding the NASDAQ Biotechnology Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by The NASDAQ OMX Group, Inc. (“NASDAQ OMX”). The NASDAQ Biotechnology Index® was developed and is calculated, maintained and published by NASDAQ OMX. NASDAQ OMX does not have any obligation to continue to publish, and may discontinue publication of, the NASDAQ Biotechnology Index®.

General

The NASDAQ Biotechnology Index® (the “Biotechnology Index”) is designed to track the performance of a set of securities listed on the NASDAQ Stock Market® (“NASDAQ®”) that are classified as either biotechnology or pharmaceutical according to the Industry Classification Benchmark. The inception date of the Biotechnology Index is November 1, 1993. The Biotechnology Index is reported by Bloomberg L.P. under the ticker symbol “NBI.”

Component Security Eligibility Criteria

To be eligible for initial inclusion in the Biotechnology Index, the issuer of a component security (which can be a common stock, ordinary share, American depositary receipt (“ADR”), share of beneficial interest or limited partnership interest) must meet the following criteria:

—

the component security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or on the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

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—	the issuer of the security must be classified according to the Industry Classification Benchmark as either biotechnology or pharmaceutical;
—	the component security may not be issued by an issuer currently in bankruptcy proceedings;
—	the component security must have a market capitalization of at least $200 million;
—	the component security must have an average daily trading volume of at least 100,000 shares;
—

the issuer of the component security may not have entered into a definitive agreement or other arrangement that would likely result in the security no longer being eligible for inclusion in the Biotechnology Index;

—	the issuer of the component security may not have annual financial statements with an audit opinion that is currently withdrawn; and
—

the component security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT LLC (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

Calculation of the Biotechnology Index

The closing level of the Biotechnology Index reflects the price return of the component securities without regard to cash dividends paid on the component securities. The Biotechnology Index also reflects extraordinary cash dividends. The closing level of the Biotechnology Index is calculated as the aggregate of the products of (x) the index weight of each component security of the Biotechnology Index multiplied by (y) its last sale price on its listing market, from which NASDAQ OMX receives information relating to the prices of that component security, and then divided by (z) the divisor of the Biotechnology Index, which is a scaling factor. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude for index reporting purposes.

Biotechnology Index Rebalancing

The Biotechnology Index is rebalanced quarterly on the last trading day in February, May, August and November. At each quarterly rebalancing, the following methodology is applied to the capitalization of each component security, after applying quarterly changes to the total shares outstanding, to determine each component security’s modified market capitalization weight. Each component security’s index weight is rebalanced so that the maximum index weight of any component security does not exceed 8% and no more than five component securities are at that cap. The excess weight of any capped component security is distributed proportionally across the remaining component securities. If, after redistribution, any of the five highest ranked component securities are weighted below 8%, these securities are not capped. Next, any remaining component securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining component securities. The process is repeated, if necessary, to derive the final modified market capitalization weights of each component security. The new index weight of each component security is calculated by dividing the modified market capitalization weight of each component security by its last sale price as of the close of trading on the last trading day in February, May, August and November. The changes will be effective after the close of trading on the third Friday in March, June, September and December.

Biotechnology Index Evaluation

The component securities of the Biotechnology Index are evaluated annually in December of each year. The eligibility criteria described above are applied using market data through the end of October and is updated for total shares outstanding submitted in a document filed publicly with the SEC through the end of November. Securities meeting the eligibility criteria listed above are included in the Biotechnology Index. Additions and deletions of component securities become effective after the close of trading on the third Friday in December.

Additionally, if at any time during the year other than the time for an evaluation, a component security no longer meets the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion in the Biotechnology Index, the component security will be removed from the Biotechnology Index at its last sale price. If, however, at the time of its removal, a component security is halted from trading on its primary listing market and an official closing price cannot be readily determined, the component security may, in NASDAQ OMX’s discretion, be removed at a price of zero.

Biotechnology Index Maintenance

Changes in the price and/or index weights of component securities driven by corporate events such as stock dividends, stock splits and certain spin-offs and rights issuances are adjusted on the ex-date. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the changes is made as soon as practicable. However, if the change in total shares outstanding is less than 10%, all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December. The index weights of each component security are adjusted by the same percentage amount by which the total shares outstanding for that component security has changed.

A special cash dividend announced by the listing exchange will result in an adjustment to the last sale price of the relevant component security prior to market open on the ex-date for the special amount distributed.

Ordinarily, whenever there is a change in the index weight of component securities, in the component securities or to the price of a component security due to spin-offs, rights issuances or special cash dividends, the divisor of the Biotechnology Index will be adjusted to ensure that there is no discontinuity in the value of the Biotechnology Index caused by any such change. All changes are announced in advance and are reflected in the Biotechnology Index prior to market open on the relevant date of effectiveness.

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